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Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        We do hereby consent to the use of our name and the information regarding our review of Forest's estimates of reserves and future net cash flows from the production and sale of those reserves in the Annual Report on Form 10-K of Forest Oil Corporation (the "Company") for the year ended December 31, 2005, and to the incorporation by reference thereof into the Company's Registration Statements as follows: (i) the Registration Statements (Nos. 2-74151, 2-76946, 33-02748 and 33-59504) on Form S-8 of Forest Oil Corporation—Retirement Savings Plan of Forest Oil Corporation, (ii) the Registration Statement (No. 33-48440) on Form S-8 of Forest Oil Corporation—1992 Stock Option Plan of Forest Oil Corporation, (iii) the Registration Statement (No. 333-49376) on Form S-8 of Forest Oil Corporation-Forcenergy 1999 Stock Plan filed as Post Effective Amendment No. 1 to the Registration Statement of Forest Oil Corporation on Form S-4, (iv) the Registration Statement (No. 333-117388) on Form S-3 of Forest Oil Corporation, (v) the Registration Statements (Nos. 333-05497 and 333-89174) on Form S-8 of Forest Oil Corporation—Stock Incentive Plan, (vi) the Registration Statements (Nos. 333-81529 and 333-127873) on Form S-8 of Forest Oil Corporation—Employee Stock Purchase Plan, (vii) the Registration Statements (Nos. 333-62408 and 333-108267) on Form S-8 of Forest Oil Corporation—2001 Stock Incentive Plan, and (viii) the Registration Statement (No. 333-108271) on Form S-8 of Forest Oil Corporation—Employee Benefit Plan.

DEGOLYER AND MCNAUGHTON

March 8, 2006

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS